Exhibit 10.2
December 12, 2008
Via Hand Delivery
[Senior Executive Officer Name and Address]
Dear [Senior Executive Officer],
          Old National Bancorp (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Investment Agreement”), with the United States Department of Treasury (the “Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.
          For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Investment Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
1.	No Golden Parachute Payments. The Company is prohibiting any Golden Parachute Payment to you during any “CPP Covered Period.” A “CPP Covered Period” is any period during which (A) you are a Senior Executive Officer and (B) the Treasury holds an equity or debt position acquired from the Company in the CPP.

2.	Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3.	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive, deferred compensation and other benefit plans, arrangements and agreements (including golden parachute, severance, change in control and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to Provisions 1 and 2 above. For reference, certain affected Benefit Plans are set forth in Appendix A to this letter.

[Senior Executive Officer Name]
December 12, 2008

          The Company is also required to review its Benefit Plans to ensure that they do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith so as to not encourage unnecessary and excessive risks.
          The letter shall be interpreted in light of the following definitions:
a.	“Senior Executive Officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of the EESA.

b.	“Golden Parachute Payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.

c.	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

d.	The term “Closing Date” means the date the transaction between the Company and the Treasury closes.

e.	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a Waiver pursuant to the Investment Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

f.	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.10 (as in effect on the Closing Date).
          Provisions 1 and 2 of this letter are intended to, and will be interpreted, administered and construed to comply with Section 111 of the EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter). To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Indiana. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

[Senior Executive Officer Name]
December 12, 2008

          The Company’s Board of Directors appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely, OLD NATIONAL BANCORP
By:
Larry E. Dunigan
Chairman of the Board of Directors

          Intending to be legally bound, I agree with and accept the foregoing terms as of the date set forth below.

[Senior Executive Officer]

Date

[Senior Executive Officer Name]
December 12, 2008

Appendix A
Affected Benefit Plans
(a)	Old National Bancorp 1999 Equity Incentive Plan

(b)	Old National Bancorp 2008 Incentive Compensation Plan

(c)	Old National Bancorp Short-Term Incentive Compensation Plan for Key Executives

(d)	Old National Bancorp Executive Deferred Compensation Plan

(e)	[Senior Executive Officer] Employment Agreement

4